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				Exhibit 5.1

March 27, 2003

Penn Biotech Inc.
16th Floor, 543 Granville Street
Vancouver, British Columbia
V6C 1X8

Dear Sirs and Madams,

RE: OPINION LETTER REGARDING STOCK ISSUANCES - PENN BIOTECH INC.

We have been requested to provide this opinion regarding the prior stock issuances of Penn Biotech Inc. (the "Corporation") which comprise the 4,000,000 common shares of the Corporation referenced for resale in the Form F-1 prospectus filed with the Securities and Exchange Commission.

In this regard, we have reviewed and are familiar with and have relied upon, to the extent necessary:


a)	all  currently  effective Memorandum (as such term is defined in the Company Act,  British  Columbia)  and  Articles  of  the
Corporation;

b)	originally  signed  resolutions of the board of directors of the
	Corporation approving, among other things acceptance of all subscription agreements, shares issuances and stock transfers;

c)	such  other  corporate  documents,  records,  rulings,  orders,
	reports, certificates and instruments as we have considered appropriate.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Corporation and others.

Our opinion pertains only to applicable corporate law matters governed by the laws of the Province of British Columbia and Canada, and we do not express any opinion as to the laws of any other jurisdiction or any other applicable law or regulation.


Based on and subject to the foregoing, we are of the opinion that:

1.	The  authorized  capital  of  the Corporation consists of
	100,000,000 common shares without par value.

2.	The 4,000,000  common  shares of the Corporation referenced in the
	Form F-1 prospectus for resale are validly issued and outstanding as fully paid and non-assessable shares.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement filed by the Corporation. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the rules and regulations of the Commission promulgated thereunder.

We consent  to  the  reference  to  our  firm under the caption "
Experts" in the Registration  Statement  filed  by  the  Corporation.

This law firm expressly disclaims any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify this opinion. This opinion is expressly limited to the matters stated herein, and this law firm makes no opinion, express or implied, as to any other matters relating to the Corporation or its securities.

Yours Truly,

VENTURE LAW CORPORATION

/s/  Alixe  B.  Cormick  /s/

Per:
	 Alixe  B.  Cormick